Exhibit 10.37

Summary of Material Terms of Compensation Arrangement with John G. Stallings, Jr. (effective May 3, 2018)

The material terms of Mr. Stallings’s compensation effective May 3, 2018 are as follows:

•	Title is Senior Executive Vice President (Business Development) of Union Bank & Trust. Mr. Stallings remains an Executive Vice President of Union Bankshares Corporation (the “Company”).

•	Annual base salary is $200,000, subject to annual review.

•
Eligible to receive a cash award under the Company’s Management Incentive Plan (the “MIP”), an annual short-term incentive plan, with a target bonus of 55% of annual base salary, based solely on achievement of the corporate financial metric goals for the calendar year ended December 31, 2018. The award, if any, will be pro-rated based on service from January 1, 2018 through June 30, 2018; effective July 1, 2018, eligible for a cash bonus outside of the MIP based on agreed upon metrics.

•	Not eligible to receive future equity awards under the Company’s Long-Term Incentive Plan.

•	Required to comply with the Company’s stock ownership guidelines, which require him to achieve stock ownership equal to 2x his base salary over five years.

•
Enrolled in the Company’s Executive Severance Plan, which entitles him as an executive officer of the Company to certain severance benefits in the case of an involuntary termination under certain circumstances, including a change-in-control.

•	Use of a Company-owned or leased vehicle, reimbursement for certain club dues, and an annual financial planning allowance of up to $10,000.

•	Eligible to participate in the Company’s employee benefit plans and programs on terms offered to similarly situated employees.

•	Additionally, received certain cash and equity awards upon hire with those terms unchanged.